Exhibit 99.1

The First Bancorp Increases Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – June 19, 2008 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.0 cents per share. This second-quarter dividend, which is payable July 31, 2008, to shareholders of record as of July 7, 2008, represents an increase of 11.8% or 2.0 cents per share over the second-quarter dividend declared in 2007 of 17.0 cents per share.

“The Company has raised its regular cash dividend for 14 consecutive years and for 51 consecutive quarters,” noted Daniel R. Daigneault, The First Bancorp’s President & Chief Executive Officer. “The quarterly dividend of 19.0 cents per share translates into an annual dividend of 76.0 cents per share, and based on today’s closing price of $16.33 per share, this results in a current dividend yield of 4.65% annually.

“Lower interest rates as a result of Federal Reserve actions during the past year have been positive for The First Bancorp,” President Daigneault went on. “When combined with good asset growth, the result has been significant improvement in our net interest margin and earnings. At the same time, the dividend yield of 4.65% remains extremely attractive given the decline in interest rates. With strong earnings performance in the past several quarters, our current dividend yield and history of dividend increases, we feel The First Bancorp continues to perform well, especially in the present challenging economic environment.”

The First Bancorp, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. It also provides investment advisory and trust services though First Advisors, a division of the Bank.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.